eGene, Inc.

17841 Fitch

The Genomics Technology Company

Tel: 949-250-8686

Irvine, CA  92614 USA

Fax: 949-250-8833

QIAGEN Completes Acquisition of eGene

IRVINE, Calif.--(BUSINESS WIRE) – July 9, 2007 - eGene, Inc. (OTCBB: EGEI - News), developer of a high-performance genetic analysis technology, announced today that it has been acquired by QIAGEN North American Holdings, Inc., a wholly-owned subsidiary of QIAGEN N.V. (Nasdaq: QGEN; Frankfurt, Prime Standard: QIA), the world’s leading provider of sample and assay technologies for research in life sciences, applied testing and molecular diagnostics.   This transaction was publicly announced on April 12, 2007.

At a Special Meeting of Shareholders duly called and held on July 6, 2007, the Company’s shareholders voted to approve the transaction.   Approximately 70% of the Company’s outstanding shares were voted in favor of the transaction.

On July 9, 2007, the Company filed Articles of Merger and Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada.

Shareholders of eGene will be receiving instructions regarding the exchange of their shares within the next few weeks.

About eGene Inc.

eGene developed the HDA-GT12(TM) (high performance DNA analyzer for genotyping on 12 channels). The system analyzes the genetic fingerprints of living organisms. It performs fast DNA sample screening and high-resolution DNA fragment analysis (2-5bp). The system also analyzes the quality and quantity of RNA in gene expression market. The company sells cartridges that are specific to the type of analysis to be performed. All data is then received in digital form for appropriate transmission and storage.

eGene Inc. (www.egeneinc.com) focuses its core technologies of capillary electrophoresis, liquid handling and automation to develop and manufacture low-cost microfluidic, miniaturized digital analyzers systems, software and consumables for biological materials testing applications. These products detect, quantify, identify and characterize biomolecules including DNA and RNA at high rates of specificity and sensitivity while automating routine and non-routine laboratory and industrial procedures critical to product safety, development quality and productivity.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors. The company undertakes no obligation to publicly release any revision, which may be made to reflect events or circumstances after the date hereof.

Martin E. Janis & Company, Inc. for eGene Inc.

Beverly Jedynak, 312-943-1100, ext. 12

bjedynak@janispr.com

Source: eGene, Inc.